EXHIBIT 10.4
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Change in Control Severance Agreement ( “Agreement”) is made effective as of June 29, 2007 (“Effective Date”), by and among Republic Property Trust, a Maryland real estate investment trust (the “REIT”), Republic Property Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) and Republic Property TRS, a Delaware limited liability company (“TRS,” and together with the REIT and the Operating Partnership, the “Company”), and                       (“Executive”).
     The parties agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Board” shall mean the board of trustees of the Company.
          (b) “Cause” shall mean any of the following: (i) Executive’s willful and continued failure or habitual neglect to perform his duties; (ii) Executive’s commission of an act of fraud, theft, dishonesty or other illegal conduct related to the business of the Company or any Related Company or the performance of Executive’s duties; (iii) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any Related Company that has a material adverse impact on any such entity; or (iv) Executive’s conviction of (or plea of no contest to) a felony.
          (c) “Change in Control” shall mean the happening of any of the following:
               (i) Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are held or acquired by the following shall not constitute a Change in Control: (A) the Company or any of its Related Companies or (B) any employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in clauses (A) and (B) above shall collectively be referred to as the "Excluded Group”). For purposes of this Agreement, “Beneficial Ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

               (ii) The individuals who are members of the Company’s Incumbent Board cease, for any reason, to constitute more than fifty (50%) of the Board. For purposes of this Agreement, “Incumbent Board” shall mean the individuals who, as of the beginning of the period commencing two years prior to the determination date, constitute the Board; provided, however, that any individual who becomes a member of the Board subsequent to the beginning of such two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided, further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board.
               (iii) A consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:
                    (A) the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty (50%) percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;
                    (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty (50%) percent of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and
                    (C) no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of thirty percent (30%) or more of the then Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.
               (iv) The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions set forth in subsection 1(c)(iii)(A), (B) and (C) above will be satisfied with respect to the entity which acquires such assets.
          (d) “Good Reason” shall mean Executive’s resignation upon the occurrence of one of the following events, which event occurs without Executive’s written consent:
               (i) A material diminution in Executive’s base compensation;

               (ii) The Company relocates its principal offices, or Executive’s principal place of employment, more than fifty (50) miles from the Company’s current offices in Herndon, Virginia; or
               (iii) A material diminution in Executive’s authority, duties or responsibilities.
Executive must provide written notice to the Company of the occurrence of any of the foregoing events within ninety (90) days of the occurrence of such event. The Company or any Related Company shall have a period of thirty (30) days to remedy such event after receipt of written notice of such event from Executive. Any voluntary resignation of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is one year following the initial occurrence of any one of the foregoing “Good Reason” events.
          (e) “Related Company” shall mean any entity that is directly or indirectly controlled by, in control of or under common control with, the Company.
          (f) “Share Awards” means all options, restricted common shares and such other awards granted pursuant to the Company’s equity incentive award plans or agreements and any common shares issued upon exercise thereof.
     2. Term.
     The term of this Agreement shall commence on the date hereof and end on the earlier of the second anniversary of the date hereof or upon completion of all payments due to Executive if a Change in Control occurs before the second anniversary of the date hereof.
     3. Severance Benefits.
          (a) If Executive is discharged from employment by the Company without Cause, or Executive resigns from employment with the Company for Good Reason, during the period commencing thirty (30) days prior to a Change in Control and ending eighteen (18) months following a Change in Control, subject to Executive’s compliance with Sections 3(c), 4 and 5, Executive shall be entitled to receive the benefits provided below:
               (i) Accrued Obligations. On the date of Executive’s termination from employment, Executive shall receive a lump sum cash payment for (A) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (B) Executive’s accrued but unused vacation through the date of termination.
               (ii)  Cash Severance. Within fifteen (15) days following the Release Effective Date (as defined below), Executive shall receive a lump sum cash severance payment equal to $______; provided, however, that in no event shall this lump sum cash severance payment be paid on a date that is later than two and one-half (2 1/2) months following the end of calendar year in which Executive is terminated.
               (iii) Continued Health Benefits. If Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

(“COBRA”), the Company shall pay the premiums of Executive’s group health insurance coverage, including coverage for Executive’s eligible dependents, for twelve (12) months following Executive’s date of termination; provided, however, that the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to Executive’s date of termination. No premium payments will be made following the effective date of Executive’s eligibility for coverage by a health insurance plan of a subsequent employer. For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive will be entitled to maintain such coverage at Executive’s own expense.
               (iv) Equity Awards. The vesting and/or exercisability of any outstanding unvested portions of any Share Awards shall be automatically accelerated on the Release Effective Date. The foregoing provisions are hereby deemed to be a part of each Share Award and to supersede any less favorable provision in any agreement or plan regarding such Share Award.
          (b) Other Terminations. If Executive’s employment is terminated by the Company for any reason other than Executive’s discharge from employment by the Company without Cause, or Executive’s resignation from employment with the Company for Good Reason, during the period commencing thirty (30) days prior to a Change in Control and ending eighteen (18) months following a Change in Control (including, but not limited to, Executive’s death or disability, or after the expiration of the term of this Agreement), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, (ii) accrued but unused vacation through the date of termination, and (iii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, all vesting of Executive’s unvested Share Awards previously granted to him by the Company shall cease and none of such unvested Share Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.
          (c) Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to this Section 3, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A or Exhibit B, as applicable. In the event Executive does not sign or revokes the Release within a fifty-five (55) day period following the date of Executive’s termination of employment, Executive shall not be entitled to the aforesaid payments and benefits. The “Release Effective Date” shall be the day upon which the seven (7) day revocation period applicable to Executive’s Release expires without a revocation of such Release by Executive.

          (d) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to cash severance, health benefits continuation, vesting and acceleration of equity awards, and other amounts or benefits hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event Executive is discharged by the Company without Cause, or Executive resigns for Good Reason, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 3.
          (e) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3.
          (f) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his office(s) prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company (including, but not limited to, computers, keys, security codes, access cards, credit cards, uniforms, blackberries and cell phones), it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 3(f) prior to the receipt of any post-termination benefits described in this Agreement.
          (g) Best Pay Provision. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company (“Payment”), would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (1) the full amount of such Payment or (2) such lesser amount (with cash payments being reduced before equity compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 3(g), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by Company. Any determination by the Company shall be binding upon Executive.

     4. Confidential Information and Non-Disclosure.
          (a) Executive shall keep secret and retain in strictest confidence, and shall not use for his personal benefit or the benefit of others or directly or indirectly disclose, except as may be required or appropriate in connection with his carrying out his duties under this Agreement, all confidential information, knowledge or data relating to the Company or any of its Related Companies, or to the Company’s or any such Related Company’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such Related Company), learned by Executive heretofore or hereafter directly or indirectly from the Company or any of its Related Companies and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction (the “Confidential Company Information”), except with the Company’s express written consent or as may otherwise be required by law or any legal process.
          (b) To the extent that any court or agency seeks to have Executive disclose Confidential Company Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of such confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
          (c) Nothing in the foregoing provisions of this Section 4 shall be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company or any Related Companies, knowledge which is generally known (other than by reason of a violation of this Section 4) to persons of Executive’s experience in other companies in the same industry.
     5. Non-Solicitation and Non-Competition.
          (a) Non-Solicitation. Executive agrees with the Company that, for the period during which Executive is employed by the Company and for twelve (12) months thereafter, Executive will not in any manner (A) directly or indirectly solicit, induce or encourage any employee or independent contractor to terminate their employment with the Company or to cease rendering services to the Company, and Executive shall not initiate discussions with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other person, or (B) hire (on behalf of Executive or any other person or entity) any employee who has left the employment of the Company within twelve (12) months of the termination of such employee’s employment with the Company.
          (b) Non-Competition. Executive shall not, during the term of Executive’s employment by the Company and, provided that Executive receives the severance benefit described in Section 3 above, for twelve (12) months thereafter, conduct business with any of the ten (10) Persons (as defined below) chosen by the Company, or any of its successors or assigns (a “Designated Person”), on or before the earlier of (i) the date of termination or (ii) within thirty (30) days after a Change in Control, whether such business is conducted by Executive individually or as a principal, partner, member, stockholder, director, trustee, officer, employee or independent contractor; provided, however, that the provisions of this Section 5(b) shall not apply to nor otherwise prevent Executive from engaging in third-party office asset management, construction, leasing or other consulting services with any Person other than a Designated Person so long as Executive is not directly involved in the provision of such third-party services to a Designated Person. “Person” means any firm, corporation, partnership, limited liability company, trust, joint venture, association or other entity primarily engaged in the business of development, construction, acquisition, ownership or operation of institutional grade office property real estate and designated by the Company to such Executive in writing; provided, however, that the ten (10) Persons designated under this Section 5(b) shall be the same Persons for each of the Executives to which a provision similar to this Section 5(b) applies. The restrictions in this Section 5 are intended to apply to the United States only.

     6. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
     7. General Provisions.
          (a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          (b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
          (c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          (d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Delaware applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the federal courts sitting in the Northern District of Virginia, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.
          (e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive and the Company at the addresses set forth below, or such other address as either party may specify in writing:
               (i) if to Executive, to the address set forth in the records of the Company;
               (ii) if to the Company:
Republic Property Trust
13861 Sunrise Valley Drive, Suite 410
Herndon, VA 20171
Attention: General Counsel
Tel: 703-880-2900
Fax: 703-880-2901
          (f) Survival. Sections 1 (“Definitions”), 3 (“Severance Benefits”), 4 (“Confidential Information and Non-Disclosure”), 5 (“Non-Solicitation and Non-Competition”), and 7 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.
          (g) Entire Agreement. This Agreement, together with the 2005 Omnibus Long-Term Incentive Plan and any awards made thereunder, constitute the entire agreement between the parties in respect of the subject matter contained herein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, relating to the subject matter hereof. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

          (h) Code Section 409A Exempt. The compensation and benefits payable under this Agreement, including without limitation the severance benefits described in Section 3, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance.
          (i) Attorneys’ Fees. In the event of any legal proceeding relating to this Agreement or any term or provision hereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding; provided, however, Executive shall not be required to pay or reimburse the Company unless the claim or defense asserted by Executive was unreasonable.
          (j) Withholding. The Company shall be entitled to withhold from any payments or deemed payments to Executive hereunder any amount of withholding required by law.
          (k) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

REPUBLIC PROPERTY TRUST
Dated: __________________	By:
Name:
Title:

REPUBLIC PROPERTY LIMITED PARTNERSHIP
Dated: __________________	By:
Name:
Title:

REPUBLIC PROPERTY TRS
Dated: __________________	By:
Name:
Title:

EXECUTIVE
Dated: __________________

Address:

EXHIBIT A
RELEASE
(INDIVIDUAL TERMINATION)
     THIS RELEASE is made as of this day of ______, ______, by the undersigned in favor of Republic Property Trust, Republic Property Limited Partnership and Republic Property TRS (collectively, the “Company”).
     Certain capitalized terms used in this Release are defined in that certain Change in Control Severance Agreement dated as of ______, 2007, between the Company and the undersigned (the “Agreement”), the terms of which I have previously agreed to and of which this Release is a part. I have been offered the opportunity to receive the severance benefits described in Section 3 of the Agreement from the Company to which I otherwise would not be entitled by executing the general release of claims set forth in this Release.
     I hereby confirm my obligations under Sections 4 and 5 of the Agreement.
     I hereby for myself, and my heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, do hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of my initial dealings with the Company or any predecessor to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company or any predecessor, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. ss. 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. ss. 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. ss. 12101—12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. ss. 2601 et seq., the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, as amended, the Immigration Reform and Control Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including such claims to vested or accrued payments, benefits and other rights provided to me under the Agreement and any employee benefit plan of the Company in which I am a participant. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by me of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which I am a participant. It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.

     I further agree and recognize that I have permanently and irrevocably severed my employment relationship with the Company and that the Company has no obligation to employ me in the future.
     The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to me.
     I certify and acknowledge as follows:
     (a) That I have read the terms of this Release, and that I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;
     (b) That I have signed this Release voluntarily and knowingly in exchange for the consideration described herein, which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;
     (c) That I have been and am hereby advised in writing to consult with an attorney prior to signing this Release;
     (d) That I do not waive rights or claims that may arise after the date this Release is executed;
     (e) That neither the Company, nor any of its trustees, managers, employees, or attorneys, has made any representations to me concerning the terms or effects of this Release other than those contained herein;
     (f) That I have not filed, and will not hereafter file, any claim against the Company relating to my employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that I have signed this Release, other than a claim that the Company has failed to pay me the severance payments or benefits due under the Agreement or any employee benefit plan of the Company in which I am a participant.

     (g) That if I commence, continue, join in, or in any other manner attempt to assert any claim released herein against the Company, or otherwise violates the terms of this Release, (i) I will cease to have any further rights to severance payments or benefits from the Company, and (ii) I shall be required to return any severance payments or benefits made to me by the Company (together with interest thereon); and
     (h) I acknowledge that I may later discover facts different from or in addition to those which I know or believe to be true now, and I agree that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
     This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.
     This Release and the Agreement constitute the complete understanding between me and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by me and an authorized officer of the Company.
     In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     The respective rights and obligations of the parties hereunder shall survive termination of this Release to the extent necessary for the intended preservation of such rights and obligations.
     This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to the principles of conflict of law.
FOR EMPLOYEES AGE 40 OR OLDER ONLY:
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

EXECUTIVE

Date:

EXHIBIT B
RELEASE
(GROUP TERMINATION)
     THIS RELEASE is made as of this day of ______, ______, by the undersigned in favor of Republic Property Trust, Republic Property Limited Partnership and Republic Property TRS (collectively, the “Company”).
     Certain capitalized terms used in this Release are defined in that certain Change in Control Severance Agreement dated as of ______, 2007, between the Company and the undersigned (the “Agreement”), the terms of which I have previously agreed to and of which this Release is a part. I have been offered the opportunity to receive the severance benefits described in Section 3 of the Agreement from the Company to which I otherwise would not be entitled by executing the general release of claims set forth in this Release.
     I hereby confirm my obligations under Sections 4 and 5 of the Agreement.
     I hereby for myself, and my heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, do hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of my initial dealings with the Company or any predecessor to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company or any predecessor, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. ss. 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. ss. 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. ss. 12101—12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. ss. 2601 et seq., the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, as amended, the Immigration Reform and Control Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including such claims to vested or accrued payments, benefits and other rights provided to me under the Agreement and any employee benefit plan of the Company in which I am a participant. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by me of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which I am a participant. It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.

     I further agree and recognize that I have permanently and irrevocably severed my employment relationship with the Company and that the Company has no obligation to employ me in the future.
     The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to me.
     The attachment to this Release includes a listing of the ages and job titles of all employees of the Company who are eligible to receive the severance benefits by signing a Release constituting a general release of all claims.
     I certify and acknowledge as follows:
     (a) That I have read the terms of this Release, and that I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;
     (b) That I have signed this Release voluntarily and knowingly in exchange for the consideration described herein, which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;
     (c) That I have been and am hereby advised in writing to consult with an attorney prior to signing this Release;
     (d) That I do not waive rights or claims that may arise after the date this Release is executed;
     (e) That neither the Company, nor any of its trustees, managers, employees, or attorneys, has made any representations to me concerning the terms or effects of this Release other than those contained herein;

     (f) That I have not filed, and will not hereafter file, any claim against the Company relating to my employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that I have signed this Release, other than a claim that the Company has failed to pay me the severance payments or benefits due under the Agreement or any employee benefit plan of the Company in which I am a participant.
     (g) That if I commence, continue, join in, or in any other manner attempt to assert any claim released herein against the Company, or otherwise violates the terms of this Release, (i) I will cease to have any further rights to severance payments or benefits from the Company, and (ii) I shall be required to return any severance payments or benefits made to me by the Company (together with interest thereon); and
     (h) I acknowledge that I may later discover facts different from or in addition to those which I know or believe to be true now, and I agree that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
     This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.
     This Release and the Agreement constitute the complete understanding between me and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by me and an authorized officer of the Company.
     In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     The respective rights and obligations of the parties hereunder shall survive termination of this Release to the extent necessary for the intended preservation of such rights and obligations.
     This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to the principles of conflict of law.

FOR EMPLOYEES AGE 40 OR OLDER ONLY:
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

EXECUTIVE

Date:

ATTACHMENT TO RELEASE
     The following information is provided to comply with the Older Workers Benefit Protection Act. Capitalized terms used herein but not defined shall have the meanings given them in the General Release to which this Attachment is attached. Attached are the ages of all employees of Republic Property Trust, Republic Property Limited Partnership and Republic Property TRS (the “Company”) who are eligible to receive severance benefits as a result of their termination of employment by signing a Release constituting a general release of all claims:
(1)	The decisional unit is the Company.

(2)	The attachment includes a listing of the ages and job titles of all employees of the Company who are eligible to receive the severance benefits by signing a Release constituting a general release of all claims.

JOB CLASSIFICATION AND AGE OF EMPLOYEES
ELIGIBLE FOR SEVERANCE BENEFITS

Age of Those Not Selected for
Job Title	Selected Persons by Age	Termination